Pricing Term Sheet	Free Writing Prospectus
dated as of February 29, 2024	Filed pursuant to Rule 433

Supplementing the
Preliminary Prospectus Supplement dated February 27, 2024 to the
Prospectus dated February 27, 2024
Registration No. 333- 277384

$600,000,000

TPG Operating Group II, L.P.

5.875% Senior Notes due 2034

Pricing Term Sheet

February 29, 2024

The information in this pricing term sheet relates to TPG Operating Group II, L.P.’s offering of its 5.875% Senior Notes due 2034 (the “Offering”) and should be read together with the preliminary prospectus supplement dated February 27, 2024 relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the related base prospectus dated February 27, 2024, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with Registration Statement No. 333-277384. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the accompanying prospectus. Terms not defined in this pricing term sheet have the meanings given to such terms in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	TPG Operating Group II, L.P.

Guarantors:	TPG Inc. (“TPG”) TPG Operating Group I, L.P. TPG Operating Group III, L.P. TPG Holdings II Sub, L.P.

Securities:	5.875% Senior Notes due 2034 (the “notes”)

Ranking:	Senior unsecured

Principal Amount Offered:	$600,000,000

Trade Date:	February 29, 2024

Settlement Date(1):	March 5, 2024 (T+3)

Maturity Date:	March 5, 2034

Coupon:	5.875%

Interest Payment Dates:	March 5 and September 5, commencing September 5, 2024

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price; Yield:	98-02+; 4.238%

Spread to Benchmark Treasury:	+165 basis points

Re-offer Yield:	5.888%

Issue Price:	99.903%

Optional Redemption:

Make-Whole Call:	T + 25 basis points prior to December 5, 2033

Par Call:	On or after December 5, 2033

Day Count Convention:	30/360

Gross Proceeds:	$599,418,000

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings(2):	Moody’s: A3 / S&P: BBB+ / Fitch: BBB+

CUSIP / ISIN:	872652 AA0 / US872652AA01

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC TPG Capital BD, LLC†

Co-Managers:

Barclays Capital Inc.

Citizens JMP Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

UBS Securities LLC

Loop Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

Academy Securities, Inc.

Cabrera Capital Markets LLC

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

(1)

We expect delivery of the notes will be made against payment therefor on or about March 5, 2024, which is the third business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date, by virtue of the fact that the notes initially settle in T+3, will be required to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to such date should consult their advisors.

(2)

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

†	TPG Capital BD, LLC is an affiliate of TPG and will receive a portion of the gross spread as an underwriter in the sale of the notes.

The Issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting: BofA Securities, Inc. toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Wells Fargo Securities, LLC toll-free at 1-800-645-3751 (option #5), Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC at 1-212-834-4533.

Any disclaimers or notices that may appear on this Pricing Term Sheet below the text of this legend are not applicable to this Pricing Term Sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this Pricing Term Sheet being sent via, or posted on, Bloomberg or another electronic mail system.